Exhibit 99.1

Media Contact:	Investor Contact:
Jen Bernier-Santarini	Bill Slater
MIPS Technologies, Inc.	MIPS Technologies, Inc.
+1 408-530-5178	+1 408-530-5200
jenb@mips.com	ir@mips.com

MIPS and Imagination Agree to Revised Merger Terms

Providing for $80 Million Purchase Price

SUNNYVALE, Calif., December 9, 2012 — MIPS Technologies, Inc. (Nasdaq: MIPS), a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications, today announced that it entered into an amendment to the agreement with Imagination Technologies Group plc (LSE: IMG) previously announced on November 5, 2012 (the “Merger Agreement”). The amendment provides for an increased purchase price of $80 million and the removal of the conditions to closing requiring the approval of the Committee on Foreign Investment in the United States and that MIPS is not a real property holding corporation. As a result of the amendment, the net proceeds to each holder of MIPS common stock following the consummation of the patent sale and recapitalization as previously announced, has increased to approximately $7.64 per share in cash. The Merger Agreement is otherwise in full force and effect.

The amendment followed the submission of a definitive proposal from CEVA, Inc. (Nasdaq: CEVA) to acquire MIPS for $75 million, as previously announced, stating that it had completed its confirmatory due diligence and had received unanimous board approval, and the delivery of a notice by MIPS to Imagination Technologies that the MIPS board of directors had determined the proposal from CEVA to be a “Superior Proposal.”

J.P. Morgan is acting as exclusive financial advisor to MIPS and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor.

About MIPS Technologies, Inc.

MIPS Technologies, Inc. (Nasdaq:MIPS) is a leading provider of industry-standard processor architectures and cores for home entertainment, networking, mobile and embedded applications. The MIPS architecture powers some of the world’s most popular products including over 700 million units in our most recent fiscal year. Our technology is broadly used in products such as digital televisions, set-top boxes, Blu-ray players, broadband customer premises equipment (CPE), WiFi access points and routers, networking infrastructure and portable/mobile communications and entertainment products. Founded in 1998, MIPS is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between MIPS and Imagination Technologies. In connection with the proposed transaction, MIPS intends to file a definitive proxy statement and other relevant materials with the SEC. The proxy statement and other relevant materials, and any other documents to be filed by MIPS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or from MIPS’ website at www.mips.com or by contacting MIPS Investor Relations at: ir@mips.com. Investors and security holders of MIPS are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction between MIPS and Imagination Technologies because they will contain important information about the transaction and the parties to the transaction.

MIPS and its executive officers, directors and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from MIPS’ stockholders in favor of the proposed transaction. A list of the names of MIPS’ executive officers and directors and a description of their respective interests in MIPS are set forth in the proxy statement for MIPS’ 2011 Annual Meeting of Stockholders, MIPS’ 2012 Annual Report on Form 10-K and Amendment No. 1 thereto, in any documents subsequently filed by its directors and executive officers under the Securities Exchange Act of 1934, as amended, and the proxy statement and other relevant materials filed with the SEC in connection with the transactions when they become available. Certain executive officers and directors of MIPS have interests in the proposed transaction that may differ from the interests of stockholders generally, including benefits conferred under retention, severance and change in control arrangements and continuation of director and officer insurance and indemnification. These interests and any additional benefits in connection with the proposed transaction will be described in the proxy statement relating to the transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that may be deemed to be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on MIPS and its Board of Directors’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements. These statements include the statements regarding the ability to complete the transactions considering the various closing conditions and the other statements regarding the proposed transaction. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: actions of CEVA in response to the MIPS entry into the Amendment; actions of CEVA and Imagination Technologies following their respective evaluations of each other’s further actions; the impact of actions of other parties with respect to any discussions and the potential consummation of the proposed transaction with Imagination Technologies; the commencement or results of litigation relating to the discussions or to the proposed transaction with Imagination Technologies; failure of the MIPS stockholders to approve the proposed transaction with Imagination Technologies; the challenges and costs of closing the transaction with Imagination Technologies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of MIPS or Imagination Technologies generally, including those set forth in the filings of MIPS with the Securities and Exchange Commission, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MIPS annual reports on Form 10-K, including any amendments thereto, and quarterly reports on Form 10-Q, MIPS current reports on Form 8-K and other SEC filings. MIPS is under no obligation to (and expressly disclaim any such obligation to) update or alter any forward-looking statements as a result of developments occurring after the date of this press release.

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MIPS and MIPS-Based are trademarks or registered trademark of MIPS Technologies, Inc. in the United States and other countries. All other trademarks referred to herein are the property of their respective owners.